Exhibit 10.8

MANAGEMENT SERVICES AGREEMENT

This Agreement is made effective this 9th day of November, 2006 (the “Agreement”) between MICROGY HOLDINGS, LLC, a Delaware limited liability company (“Microgy Holdings”), and ENVIRONMENTAL POWER CORPORATION, a Delaware corporation (“EPC”).

RECITALS

A. Microgy Holdings is primarily engaged in the business of holding the equity interests in (i) MST Production Ltd., a Texas limited partnership (“MST”), (ii) MST GP, LLC, a Texas limited liability company, (iii) MST Estates, LLC, a Texas limited liability company, (iv) Rio Leche Estates, L.L.C., a Texas limited liability company (“Rio Leche Estates”), (v) Mission Biogas, L.L.C., a Texas limited liability company (“Mission Biogas”) and (vi) Hereford Biogas, L.L.C., a Texas limited liability company (“Hereford Biogas” and, together with MST, Rio Leche Estates and Mission, the “Subsidiaries”).

B. Microgy Holdings is a wholly owned subsidiary of EPC.

C. It would be more cost-effective for certain corporate functions of Microgy Holdings and EPC to be conducted on a unified basis.

D. Microgy Holdings is engaging in a financing transaction under (i) that certain Loan Agreement, dated as of October 1, 2006, between the Gulf Coast Industrial Development Authority (the “Issuer”) and Microgy Holdings (the “Loan Agreement”), (ii) a Trust Indenture Agreement, dated as of October 1, 2006, between the Issuer and Wells Fargo Bank, National Association, as Trustee (the “Indenture”), which financing transaction will have direct material benefits to EPC, and one of the conditions of such transaction is that Microgy Holdings and EPC enter into this Management Services Agreement.

E. EPC is willing, for a fee, to perform certain corporate functions on behalf of Microgy Holdings.

AGREEMENT

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Loan Agreement.

2. Description of Services. EPC hereby agrees to provide advisory and consulting services for the benefit of Microgy Holdings, which services shall include, without limitation, accounting functions, tax planning and preparation of income tax returns, assisting with financial planning, and participating in the oversight of and activities relating to the functions of the Subsidiaries (but only to the same extent that Microgy Holdings has such oversight of the Subsidiaries’ activities).

3. Level of Service. Except as otherwise expressly provided in this Agreement, all services, consultation, or other support which EPC renders or causes to be rendered to Microgy Holdings pursuant to this Agreement will be provided on a “reasonable efforts” basis. For purposes of this Agreement, a “reasonable efforts” basis means performing, or causing to be performed, identified tasks at the same level or degree of service EPC would provide in its own internal operations. Unless particular personnel are designated as being dedicated to Microgy Holdings, the services provided by any particular person to Microgy Holdings will not be given priority over reasonable and necessary services required to meet EPC’ other requirements. The services which EPC renders or causes to be rendered to Microgy Holdings hereunder will be of a nature and quality substantially similar to that which EPC requires for its own internal operations with respect to comparable services.

4. Third Party. Services to be rendered by EPC to Microgy Holdings under this Agreement may be subcontracted, in whole or in part, by EPC without the express written approval of Microgy Holdings, but EPC will at all times remain fully liable for the performance by any subcontractor in accordance with the terms of this Agreement; provided, however, that in no event shall EPC increase the fee which may result from such actions.

5. Non-Exclusivity. Microgy Holdings hereby acknowledges that EPC may also provide services of the type described above for its own operations and to other third parties. Nothing contained in this Agreement shall be interpreted as requiring EPC to perform services exclusively for Microgy Holdings.

6. Term. The term of this Agreement shall commence on the date hereof and shall continue through December 31, 2036; provided, however, that EPC may terminate this Agreement if an Event of Default occurs under the Loan Agreement or the Indenture and the Trustee exercises any remedies available to it under the Indenture. Notwithstanding the foregoing, the Issuer or the Trustee shall have the right to cause Microgy Holdings and EPC to terminate this Agreement at any time for cause or if an Event of Default has occurred and is continuing.

7. Fees. Microgy Holdings agrees to pay to EPC, on or about January 2, 2007 and each January 2nd (or, if not a business day, the next following business day) thereafter until termination of this Agreement (each a “Payment Date”), the sum of Seventy-Five Thousand dollars ($75,000) (the “Fee”) for the provision of services under this Agreement and the Tax Sharing Agreement. Each payment on a Payment Date shall be compensation for services rendered from January 1st of the year in which the Payment Date occurs through December 31st of such year (a “Payment Period”). To the extent that this Agreement terminates prior to the expiration of a full Payment Period, the fee payable in respect of such Payment Period shall not be refunded or prorated. In addition to the foregoing fees, Microgy Holdings will promptly reimburse EPC for its costs and expenses, including any amounts due to third parties (such as accounting and legal fees), incurred in the performance of EPC’s services under this Agreement and the Tax Sharing Agreement, within thirty (30) days after receipt of EPC’s invoices therefor. Upon an Event of Default, and for so long an Event of Default is continuing, EPC’s right to payment hereunder shall be subordinate to payment of amounts owed by Microgy Holdings in respect of the Bonds.

8. Miscellaneous.

(a) Third Party Rights. The Issuer and its successors and assigns, including the Trustee, shall enjoy the rights and not the obligations of a third-party beneficiary hereunder. No other third party beneficiary rights are created hereunder.

(b) Headings. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

(c) Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New Hampshire, without regard to its principles of conflicts of laws, and each party hereby submits to the non-exclusive jurisdiction of the state courts of New Hampshire and the federal courts of the Untied States of America sitting in New Hampshire.

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IN WITNESS WHEREOF the parties have executed this Agreement the date first above written, and agree to be bound by the terms hereof and the documents issued pursuant hereto.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ John F. O’Neill
John F. O’Neill
Chief Financial Officer

MICROGY HOLDINGS, LLC

By:	/s/ Richard E. Kessel
Richard E. Kessel
President

[Signature Page to Management Services Agreement]